Exhibit 99.1

Media contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179

Investor contact: Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: March 20, 2020

Otter Tail Corporation moves Annual Meeting of Shareholders to virtual format

Fergus Falls, MN – Due to the emerging public health threat of the global coronavirus pandemic (COVID-19), and to support the health and well-being of its shareholders, employees, directors and communities, Otter Tail Corporation has moved its Annual Meeting of Shareholders to a virtual format. “Safety is our priority,” said Jennifer Smestad, Otter Tail Corporation Vice President, General Counsel and Corporate Secretary. “While shareholders won’t be able to attend the Annual Meeting in person, we invite you to join us online.”

The Annual Meeting of Shareholders will be held on Monday, April 20, 2020, at 10:30 a.m. Central Time. Shareholders can attend online at https://web.lumiagm.com/261009673. A direct link to the virtual meeting site will also be posted at www.ottertail.com. Shareholders will enter the Annual Meeting by entering the control number found in their previously received proxy materials. Help and technical support for accessing and participating in the virtual meeting will be available by calling the number that will be posted on the virtual meeting site. Online registration will begin 30 minutes before the Annual Meeting. To access the proxy materials, please visit www.ottertail.com/annual/cfm.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.